State of Delaware
Secretary of State
Division of Corporations
Delivered 02:34 PM 02/24/2017
FILED 02:34 PM 02/24/2017
SR 20171242767 - File Number 6326446

CERTIFICATE OF FORMATION
OF
Building Bits Properties I, LLC

(A Delaware Limited Liability Company)

First: The name of the limited liability company is: Building Bits Properties I, LLC

Second: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

IN WITNESS WHEREOF, the undersigned, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this February 24, 2017.

Harvard Business Services, Inc., Authorized Person
By: Richard H. Bell, II, President